EXHIBIT 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Semtech Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value of $0.01 per share(3)	Rule 457(c) and Rule 457(h)	123,652	$16.16	$1,998,217	$0.0001476	$294.94

Equity	Common Stock, par value of $0.01 per share(4)	Rule 457(c) and Rule 457(h)	123,652	$16.16	$1,998,217	$0.0001476	$294.94

Equity	Common Stock, par value of $0.01 per share(5)	Rule 457(c) and Rule 457(h)	123,654	$16.16	$1,998,249	$0.0001476	$294.95

Equity	Common Stock, par value of $0.01 per share(6)	Rule 457(c) and Rule 457(h)	37,969	$16.16	$613,580	$0.0001476	$90.57

Equity	Common Stock, par value of $0.01 per share(7)	Rule 457(c) and Rule 457(h)	37,970	$16.16	$613,596	$0.0001476	$90.57

Equity	Common Stock, par value of $0.01 per share(8)	Rule 457(c) and Rule 457(h)	37,970	$16.16	$613,596	$0.0001476	$90.57

Total Offering Amounts			484,867		$7,835,455		$1,156.54

Total Fee Offsets							$0

Net Fee Due							$1,156.54

(1)

This Registration Statement covers, in addition to the number of shares of Semtech Corporation, a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.01 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Company’s Restricted Stock Unit Award Agreement (Inducement Grant) for Paul Pickle, the Company’s Performance Stock Unit Award Agreement (Inducement Grant – Relative TSR) for Paul Pickle, the Company’s Performance Stock Unit Award Agreement (Inducement Grant – Financial Measure) for Paul Pickle, the Company’s Restricted Stock Unit Award Agreement (Inducement Grant) for Mark Lin, the Company’s Performance Stock Unit Award Agreement (Inducement Grant – Relative TSR) for Mark Lin, and the Company’s Performance Stock Unit Award Agreement (Inducement Grant – Financial Measure) for Mark Lin (the “Inducement Agreements”), as a result of one or more adjustments under the Inducement Agreements to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Stock Market on November 30, 2023, in accordance with Rule 457(c) of the Securities Act.

(3)	Consists of shares available for issuance under the Restricted Stock Unit Award Agreement (Inducement Grant) for Paul Pickle.
(4)	Consists of shares available for issuance under the Performance Stock Unit Award Agreement (Inducement Grant – Relative TSR) for Paul Pickle.
(5)	Consists of shares available for issuance under the Performance Stock Unit Award Agreement (Inducement Grant – Financial Measure) for Paul Pickle.
(6)	Consists of shares available for issuance under the Restricted Stock Unit Award Agreement (Inducement Grant) for Mark Lin.
(7)	Consists of shares available for issuance under the Performance Stock Unit Award Agreement (Inducement Grant – Relative TSR) for Mark Lin.
(8)	Consists of shares available for issuance under the Performance Stock Unit Award Agreement (Inducement Grant – Financial Measure) for Mark Lin.